As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-288351
Registration No. 333-288351-01
Registration No. 333-272977
Registration No. 333-272977-01
Registration No. 333-257471
Registration No. 333-257471-01
Registration No. 333-237616
Registration No. 333-237616-01
Registration No. 333-173465
Registration No. 333-173465-01
Registration No. 333-125418
Registration No. 333-125418-01
Registration No. 333-124640
Registration No. 333-104609

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-288351 and 333-288351-01

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-272977 and 333-272977-01

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-257471 and 333-257471-01

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-237616 and 333-237616-01

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-173465 and 333-173465-01

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-125418 and 333-125418-01

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-124640

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-104609

UNDER THE SECURITIES ACT OF 1933

Carnival Corporation Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

59-1562976

(I.R.S. Employer Identification No.)

 3655 N.W. 87th Avenue
Miami, Florida 33178-2428
(305) 599-2600

Carnival plc

(Exact name of registrant as specified in its charter)

England and Wales

(State or other jurisdiction of incorporation or organization)

98-0357772

(I.R.S. Employer Identification No.)

Carnival House
100 Harbour Parade
Southampton SO15 1ST, United Kingdom
011 44 23 8065 5000

Carnival Cruise Lines, Inc. 1987 Stock Option Plan

Carnival Corporation 1992 Stock Option Plan

Carnival Corporation 1993 Employee Stock Purchase Plan

Carnival Corporation 1993 Outside Directors’ Stock Option Plan

Carnival Corporation 2001 Outside Director Stock Option Plan

Amended and Restated Carnival Corporation 2001 Outside Director Stock Plan

Carnival Corporation 2002 Stock Plan

Carnival plc 2005 Employee Stock Purchase Plan

Carnival Corporation 2011 Stock Plan

Carnival Corporation 2020 Stock Plan

(Full title of the plans)

Enrique Miguez, Esq.

General Counsel

Carnival Corporation Ltd.

3655 N.W. 87th Avenue
Miami, Florida 33178-2428

(305) 599-2600

(Name, address and telephone number, including area code, of agent for service)

With copies to:

John C. Kennedy, Esq.

Luke Jennings, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 7, 2026, Carnival Corporation & plc completed the unification of its dual-listed company structure under a single company, Carnival Corporation Ltd., with Carnival plc as the wholly-owned UK subsidiary of Carnival Corporation (the “DLC Unification”). As part of the DLC Unification, Carnival Corporation migrated its jurisdiction of incorporation from Panama to Bermuda and changed its name to Carnival Corporation Ltd. (the “Redomiciliation”), and Carnival plc will subsequently be re-registered as a private limited company.

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed to (i) withdraw and remove from registration certain securities of Carnival plc that remain unsold or otherwise unissued and (ii) to amend the terms of previously registered shares of Carnival Corporation common stock to describe the common shares, par value $0.01 per share (the “Common Shares”), of Carnival Corporation Ltd. following the Redomiciliation. As a result of the Redomiciliation, the rights of holders of Common Shares are now governed by the Memorandum of Continuance and Bye-Laws of Carnival Corporation Ltd., which are filed as exhibits hereto. These Post-Effective Amendments do not reflect any increase in the number of shares issuable pursuant to any of the plans listed on the cover page hereof (each, a “Plan” and collectively, the “Plans”). For the avoidance of doubt, the registration of Common Shares under each Registration Statement remains in full force and effect.

DEREGISTRATION OF SECURITIES

Carnival plc is filing Post-Effective Amendments to the following Registration Statements on Form S-8 previously filed with the Commission to withdraw and remove from registration (i) the Carnival plc special voting share, £1.00 par value (the “Special Voting Share”), held by the P&O Princess Special Voting Trust, (ii) the trust shares of beneficial interest in the P&O Princess Special Voting Trust (the “Trust Shares”) and (iii) ordinary shares, represented by American Depositary Shares (the “ADS Shares”), that remain unsold or otherwise unissued under each Registration Statement:

•	Registration Statement No. 333-288351-01 filed with the Commission on June 26, 2025, relating to the registration of the Special Voting Share and 4,000,000 Trust Shares authorized for issuance under the Carnival Corporation 1993 Employee Stock Purchase Plan, as amended.

•	Registration Statement No. 333-272977-01 filed with the Commission on June 28, 2023, relating to the registration of the Special Voting Share and 21,650,000 Trust Shares authorized for issuance under the Carnival Corporation 2020 Stock Plan.

•	Registration Statement No. 333-257471-01 filed with the Commission on June 28, 2021, relating to the registration of the Special Voting Share and 10,000,000 Trust Shares authorized for issuance under the Carnival Corporation 2020 Stock Plan.

•	Registration Statement No. 333-237616-01 filed with the Commission on April 9, 2020, relating to the registration of the Special Voting Share and 15,000,000 Trust Shares authorized for issuance under the Carnival Corporation 2020 Stock Plan.

•	Registration Statement No. 333-173465-01 filed with the Commission on April 13, 2011, relating to the registration of the Special Voting Share and 15,000,000 Trust Shares authorized for issuance under the Carnival Corporation 2011 Stock Plan.

•	Registration Statement No. 333-125418-01 filed with the Commission on June 1, 2005, relating to the registration of the Special Voting Share and 200,000 Trust Shares authorized for issuance under the Amended and Restated Carnival Corporation 2001 Outside Director Stock Plan.

•	Registration Statement No. 333-124640 filed with the Commission on May 4, 2005, relating to the registration of 2,000,000 ADS Shares authorized for issuance under the Carnival plc 2005 Employee Stock Purchase Plan.

•	Registration Statement No. 333-104609 filed with the Commission on April 17, 2003, relating to the registration of the Special Voting Share and 55,143,012 Trust Shares.

For the avoidance of doubt, the Post-Effective Amendments to the above Registration Statements do not terminate the registration of Common Shares of Carnival Corporation Ltd. under any of the foregoing Registration Statements, which registration remains in full force and effect.

As a result of the consummation of the DLC Unification, Carnival plc has terminated all offerings of its securities pursuant to each Registration Statement. In accordance with an undertaking made by Carnival plc in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, Carnival plc hereby removes and withdraws from registration all securities of Carnival plc registered pursuant to any Registration Statement that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and Carnival plc hereby terminates the effectiveness of such Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given by Carnival Corporation Ltd. to each recipient of an award under the Plans as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by us are incorporated by reference in this registration statement:

(a)	Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K for the fiscal year ended November 30, 2025, as filed on January 27, 2026;

(b)	Carnival Corporation’s and Carnival plc’s joint Quarterly Report on Form 10-Q for the quarter ended February 28, 2026, as filed on March 27, 2026;

(c)	Carnival Corporation’s and Carnival plc’s joint Current Reports on Form 8-K as filed on February 12, 2026, February 20, 2026, April 20, 2026 and May 7, 2026;

(d)	The information responsive to Part III of the Annual Report provided in Carnival Corporation’s and Carnival plc’s Proxy Statement on Schedule 14A filed on February 27, 2026; and

(e)	The description of the Common Shares contained in the Registration Statement on Form 8-A/A of Carnival Corporation Ltd., filed with the Securities and Exchange Commission on May 7, 2026 (File No. 001-09610), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 98 of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act.

Carnival Corporation Ltd.’s Bye-Laws provide that Carnival Corporation Ltd. will indemnify the officers and directors with respect to their actions and omissions, except in respect of their fraud or dishonesty but otherwise to the fullest extent and in the manner set forth in and permitted by the Bermuda Companies Act and any other applicable law from time to time in effect. Carnival Corporation Ltd.’s Bye-Laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits Carnival Corporation Ltd. to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability incurred by such person in such capacity or arising out of his status as such, whether or not Carnival Corporation Ltd. may otherwise indemnify such officer or director.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits to this registration statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a)	Carnival Corporation Ltd. hereby undertakes:

(1)      To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)           Carnival Corporation Ltd. hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Carnival Corporation Ltd.’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Carnival Corporation Ltd. pursuant to the foregoing provisions, or otherwise, Carnival Corporation Ltd. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Carnival Corporation Ltd. of expenses incurred or paid by a director, officer or controlling person of Carnival Corporation Ltd. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Carnival Corporation Ltd. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

3.1	Memorandum of Continuance of Carnival Corporation Ltd. (incorporated by reference to the Current Report on Form 8-K of Carnival Corporation Ltd., filed on May 7, 2026).

3.2	Bye-laws of Carnival Corporation Ltd. (incorporated by reference to the Current Report on Form 8-K of Carnival Corporation Ltd., filed on May 7, 2026).

5.1*	Opinion of Conyers Dill & Pearman Limited.

23.1*	Consent of Conyers Dill & Pearman Limited (included with Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Certified Public Accounting Firm.

23.3*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney of certain officers and directors of Carnival Corporation Ltd. (included on the signature pages hereof).

*Filed herewith.

SIGNATURES OF CARNIVAL PLC

Pursuant to the requirements of the Securities Act of 1933, as amended, Carnival plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 7, 2026.

CARNIVAL PLC

/s/ Enrique Miguez
Name: Enrique Miguez
Title: General Counsel

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this registration statement.

SIGNATURES OF CARNIVAL CORPORATION LTD.

Pursuant to the requirements of the Securities Act of 1933, as amended, Carnival Corporation Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 7, 2026.

CARNIVAL CORPORATION LTD.

/s/ Josh Weinstein
Name:	Josh Weinstein
Title:	Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Micky Arison, David Bernstein, Josh Weinstein, James Chedgey and Enrique Miguez, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 7, 2026.

Signature	Title

/s/ Josh Weinstein	Chief Executive Officer and Director
Josh Weinstein	(Principal Executive Officer)

/s/ David Bernstein	Chief Financial Officer and Chief Accounting Officer
David Bernstein	(Principal Financial and Principal Accounting Officer)

/s/ Micky Arison	Chair of the Board of Directors
Micky Arison

/s/ Sir Jonathon Band	Director
Sir Jonathon Band

/s/ Jason Glen Cahilly	Director
Jason Glen Cahilly

/s/ Nelda J. Connors	Director
Nelda J. Connors

/s/ Helen Deeble	Director
Helen Deeble

/s/ Jeffrey J. Gearhart	Director
Jeffrey J. Gearhart

/s/ Katie Lahey	Director
Katie Lahey

/s/ Stuart Subotnick	Director
Stuart Subotnick

/s/ Laura Weil	Director
Laura Weil

/s/ Randall J. Weisenburger	Director
Randall J. Weisenburger